Valera Pharmaceuticals Announces European Distribution Partnership

Cranbury, N.J., July 20, 2006 – Valera Pharmaceuticals, Inc. today announced a partnership with Spepharm Holding B.V. for the exclusive marketing and distribution rights to VANTAS® and SUPPRELIN®-LA in the European Union, Switzerland and Norway. Spepharm is a newly created entity backed by two leading life science investment firms TVM Capital and Sanders Morris Harris Inc.

VANTAS, a 12-month implant for the treatment of advanced prostate cancer, is currently marketed in the United States by Valera. In June 2006, Valera submitted a New Drug Application to the U.S. Food and Drug Administration for SUPPRELIN-LA, a 12-month implant for the treatment of central precocious puberty. The long-acting drug delivery mechanisms of VANTAS and SUPPRELIN-LA are based on Valera’s proprietary Hydron implant technology.

In November 2005, Valera obtained marketing approval for VANTAS in Denmark, an EU member country. This was the first step in a broader strategy to partner VANTAS and introduce the product across Europe utilizing the Mutual Recognition Procedure.

Valera said that under the terms of the agreements with the Life Science Ventures VI Fund managed by TVM and the Life Sciences Opportunities Funds managed by Sanders Morris Harris, Valera will own 19.9% of Spepharm and will have a seat on its Board. In addition, Valera will receive forty percent of net sales of VANTAS in Europe. Sanders Morris Harris, whose affiliates own approximately 36% of the outstanding stock of Valera, and TVM have committed approximately 20 million euros to the venture. “We are extremely pleased to announce this partnership with Spepharm because our interests will be well aligned,” said David S. Tierney, M.D. Valera’s President and CEO.

“Spepharm possesses a highly experienced management team with a well-established, in-depth knowledge of the European market,” noted Dr. Tierney. “The caliber of Spepharm’s management is exemplified by its CEO Jean-François Labbé, who has outstanding experience in marketing and sales through his former positions as CEO for Parke-Davis France, President of Hoechst Marion Roussel Europe, and more recently CEO of OTL Pharma and COO of Prostrakan.”

Jean-François Labbé, Spepharm’s CEO, commented, “We are excited about the alliance with Valera, a company which has applied its innovative Hydron implant technology to build an impressive portfolio of marketed and late-stage development products.” He further noted, “Given Spepharm’s interest in the European urology and endocrinology specialties, both VANTAS and SUPPRELIN-LA represent an excellent fit with our growth strategy. We plan to move forward as quickly as possible in pursuing the Mutual Recognition Process for VANTAS, which could become a flagship product for us in the near term.”

About Valera Pharmaceuticals

Valera Pharmaceuticals is a specialty pharmaceutical company focused on developing, acquiring, and commercializing products to treat urology and endocrinology diseases and disorders. Utilizing its innovative Hydron technology, Valera is developing soft, compact and flexible hydrogel-based implants that can be designed to release therapeutic agents at a controlled rate for up to twelve months. Additional information is available at: http://www.ValeraPharma.com/

About Spepharm Holding B.V., TVM Capital and Sanders Morris Harris

Spepharm Holding B.V. is a Dutch company with its registered office in Amsterdam and its principal operating unit in Paris, France. Spepharm is a newly-formed pan-European specialty pharmaceutical company focused on the hospital and specialty markets, particularly urology and endocrinology. Spepharm was founded by leading life science investment firms TVM Capital, through its TVM Life Science Ventures VI Fund, and Sanders Morris Harris Inc., through its Life Sciences Opportunities Fund II. TVM Capital, founded in 1983, is one of the first venture capital firms formed in Germany and an early entrant into the U.S. market in 1986. Since its inception TVM Capital has raised over 1.3 billion euros in six fund generations and has established itself as a leading technology investment group in Europe and the United States. Sanders Morris Harris is a financial services holding company headquartered in Houston, Texas. They provide a broad range of services, including investment banking, asset management, securities brokerage, investment advisory services and fiduciary services through our wholly owned operating subsidiaries. Sanders Morris Harris manages in excess of $10 billion in client assets.

This press release contains forward-looking statements that are not historical facts but rather are based on current expectations, estimates and projections about the Valera’s industry, beliefs and assumptions. Words such as “anticipates,’’ “expects,’‘ “intends,’’ “plans,’’ “believes,’’ “seeks’’ and “estimates,’’ and variations of these words and similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Valera’s control, are difficult to predict and could cause actual results to differ materially from those expressed, implied or forecasted in the forward-looking statements. In addition, the forward-looking events discussed in this press release might not occur. These risks and uncertainties include, among others, those described in “Risk Factors’’ contained in the Valera’s Form 10-K as filed with the Securities and Exchange Commission on March 20, 2006. You are cautioned not to place undue reliance on these forward-looking statements. You should read the Valera’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K, and the documents that the Company refers to therein and have filed as exhibits with the understanding that actual future results and events may be materially different from what the Company currently expects. The forward-looking statements included in this press release reflect the Company’s views and assumptions only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

####

Contact at Valera Pharmaceuticals
Stuart Z. Levine, Ph.D.
Director, Investor Relations
609-409-9010 Ext. 3202
slevine@valerapharma.com